Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-195495) and Form S-8 (File No. 333-192579) of Atlas Financial Holdings, Inc. of our report dated May 22, 2015, relating to the combined financial statements of Anchor Holdings Group, Inc. and Affiliates for the year ended December 31, 2014, which appears in this Form 8-K/A.

/s/ BDO USA, LLP

New York, NY
May 22, 2015